UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QTS REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

QTS Realty Trust, Inc. (the “Company”) is providing the following disclosure, as of April 5, 2016, to clarify the Company’s prior disclosure regarding board and committee meeting attendance contained on pages 17 and 18 of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 18, 2016 relating to the Company’s 2015 annual meeting of stockholders (the “Proxy Statement”).

In the Proxy Statement, the Company reported that the Audit Committee of the Company’s Board of Directors (the “Board”) met seven times during 2015. Since the date of the Proxy Statement, the Company has determined that an administrative error resulted in the underreporting of the number of meetings the Audit Committee held during 2015. During 2015, the Audit Committee held eight, not seven, meetings. The Company now wishes to clarify that, during 2015, each member of the Board attended at least 75% of the meetings of the Board and all committees thereof on which such director served, whether such attendance is calculated separately for meetings of the full Board and meetings of the applicable committees or for all such meetings on an aggregate basis.

The Proxy Statement and the Company’s 2015 Annual Report to Stockholders are available on the Company’s website at www.qtsdatacenters.com. In addition, the Company’s stockholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand. Additional copies of the Proxy Statement and the Company’s 2015 Annual Report to Stockholders will be furnished to the Company’s stockholders upon written request to the Corporate Secretary at the mailing address for the Company’s executive offices set forth on the first page of the Proxy Statement. If requested by eligible stockholders, the Company will provide copies of exhibits to its Annual Report on Form 10-K for the year ended December 31, 2015 for a reasonable fee.

* * * * *